Exhibit 107

Calculation of Filing Fee Table

Form S–3

(Form Type)

Howmet Aerospace Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit (2)	Maximum Aggregate Offering Price (2)(3)	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to be Paid	Equity	Common Stock, par value $1.00 per share	Rule 457(c)	9,268,011	$48.93	$453,483,778.23	0.0001102	$49,973.91
Fees Previously Paid	–	–	–	–	–	–	–	–	–	–	–	–
Carry Forward Securities
Carry Forward Securities	–	–	–	–	–	–	–	–	–	–	–	–
		Total Offering Amounts				$453,483,778.23	–	$49,973.91
		Total Fees Previously Paid						N/A
		Total Fee Offsets						N/A
		Net Fee Due						$49,973.91

(1)	Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), there is also being registered hereby such indeterminate number of additional shares of common stock, par value $1.00 per share, of the registrant as may be issued or issuable because of stock splits, stock dividends, stock distributions, and similar transactions.
(2)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) of the Securities Act, on the bases of the average of the high and low prices for a share of the registrant’s common stock as reported on the New York Stock Exchange on August 15, 2023.
(3)	The registrant will not receive any proceeds from the sale of its common stock by the selling shareholders.